Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Southeastern Grocers, LLC

We consent to the use of our report dated August 29, 2011, with respect to the consolidated statements of comprehensive income (loss), shareholders’ equity, and cash flows of Winn-Dixie Stores, Inc. and subsidiaries for the years ended June 29, 2011, June 30, 2010 and June 24, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in accounting for business combinations as of June 25, 2009.

/s/KPMG LLP

November 1, 2013

Jacksonville, Florida

Certified Public Accountants